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                                                                  EXHIBIT 10.9
                                                                  ------------


                             SmarterKids.com, Inc.
                              200 Highland Avenue
                         Needham, Massachusetts  02494


November 6, 1998

Jeffrey A. Pucci
205 Rosemary Street
Unit #1
Needham, MA  02494

Dear Jeffrey:

This letter agreement will document the terms of your employment with SmarterKids.com, Inc. (formerly Virtual Knowledge, Inc.) (the "Company") as approved by the Board of Directors:

1. You will be employed by the Company for a period no less than two years from today's date or receive the benefits set forth in section 4 below.

2.   You will initially have the title of Chairman of the Board.

3. During this two-year period, you will be paid a salary and bonuses, and will receive equity related compensation, no less than that of the Company's chief executive officer, which shall be payable on the same terms and conditions as those for the Company's chief executive officer.

4. At any time during the two years following today's date, if the Company terminates your employment, the Company will continue to pay you your salary, and will continue to vest your options according to the schedule in section 5 below, through the end of such two-year period. This will occur regardless of whether you obtain other employment.

5. On the date hereof, the Company will grant to you options to purchase an aggregate of 180,000 shares of the Company's common stock with an exercise price of $.20 per share (its fair market value) pursuant to the Company's stock option plan. These options will have ten-year terms and be exercisable to the extent vested at any time after the date hereof and up to 90 days after termination of your employment. The shares will vest in 16 equal installments of 11,250 shares, with an installment vesting every three months, commencing on the date three months from today. Upon a merger or sale of the Company, the last four installments of shares issuable upon exercise of these options will vest.

Sincerely,

SMARTERKIDS.COM, INC.


By: /s/ David Blohm
    -------------------------


Accepted and Agreed to:


/s/ Jeffrey A. Pucci
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Jeffrey A. Pucci